Contact: Peter J. Cunningham
First Vice President, Investor Relations
516-327-7877
ir@astoriafederal.com

FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION ANNOUNCES DATES FOR
SECOND QUARTER EARNINGS & CONFERENCE CALL

Lake Success, New York, June 21, 2007 -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report second quarter earnings on Wednesday, July 18, 2007 at approximately 4:30 p.m. Eastern Time (ET). A copy of the news release will be immediately available on its web site, www.astoriafederal.com.

The Company also announced that George L. Engelke, Jr., Chairman, President & CEO of Astoria will host an earnings conference call on Thursday morning at 9:30 a.m. (ET), July 19, 2007.

Toll-free dial-in: (888) 562-3356 Conference ID:  8921889
International dial-in:  (973) 582-2700  Conference ID:  8921889

A simultaneous webcast of the conference call will also be available on the Company’s web site at www.astoriafederal.com and will be archived for one year.

A telephone replay will be available on Thursday, July 19, 2007 from 1 p.m. (ET) through Friday, July 27, 2007, 11:59 p.m

Replay # (Domestic):  (877) 519-4471 PIN Code: 8921889
Replay # (International):  (973) 341-3080  PIN Code: 8921889

Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $21.4 billion is the sixth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.4 billion and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-six states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty-three states and the District of Columbia.

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